ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of July 31, 1995, by and among BNZ incorporated, a California corporation ("Seller"), Robert Bertrand, the sole shareholder of Seller ("Shareholder") and XCEL Arnold Circuits, Inc., a New Jersey corporation ("Purchaser"), with reference to the following RECITALS:

         A. Seller is engaged, in part, in the business of manufacturing printed circuit boards. Such business operations have been carried on as a distinct business under the name of Arnold Circuits, Inc. (the "Arnold Circuits Business"). Arnold Circuits, Inc., a wholly owned subsidiary of Seller ("Arnold Circuits"), has been dissolved prior to the date hereof. AD assets of Arnold Circuits have been distributed to Seller and all of the debts and liabilities of Arnold Circuits have been assumed by Seller. All of the Arnold Circuits Business operations of Seller desired to be purchased by Purchaser hereunder are referred to herein as the "Arnold Circuits Business,"

         B. The Purchaser acknowledges that the machinery and equipment included in the Assets (as herein defined) have been valued by The Mentor Group as of February 20, 1995 in a written appraisal (the "Mentor Report") to have a fair market value in excess of $1,100,000, which valuation Purchaser accepts for purposes of this Agreement.

         C. Subject to the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Arnold Circuits Business, its operations, and the Assets of Seller used therein.

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. PURCHASE AND SALE

         1.1 AGREEMENT TO SELL. At the Closing hereunder (as defined in Section
2.1 hereof) and except as otherwise specifically provided in Section 1.3, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, all right, title and interest of Seller in and to (a) the Arnold Circuits Business as a going concern, (b) the name "Arnold Circuits, Inc." and all goodwill associated therewith, (c) all purchase orders, including, but not limited to, all purchase orders from Motorola Cellular Infrastructure Group and other locations ("Motorola") and (d) all of the assets, properties and rights of Seller constituting the Arnold Circuits Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Arnold Circuits Business, name, goodwill, assets, properties and rights arc herein sometimes called the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except Permitted Liens as defined in
Section 3.10 hereof.

         1.2 INCLUDED ASSETS. The Assets shall include without limitation the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Arnold Circuits Business, except as otherwise expressly set forth in Section 1.3 hereof:

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         (a) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property listed and described in the Mentor Report and those other assets leased by Seller since the date of the Mentor Report;

         (b) all cash or cash equivalents in transit, in hand or the following bank accounts: El Dorado Bank (account number 349-03084) and Bank of America (account number 02075-00377);

         (c) all prepaid items, unbilled costs and fees, and accounts, notes and other receivables;

         (d) all supplies, raw materials, work-in-process, finished goods and other inventories;

         (e) to the extent permitted by applicable law, all rights larder any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, operating permit or other permit or approval of any nature, or other document, commitment, arrangement, undertaking. practice or authorization;

         (f) all right, title and interest of Seller in, to and under all purchase orders, including, but not limited to, all purchase orders from Motorola;

         (g) all rights under any written or oral distribution, dealer, sales agency or sales representative agreements, including, but not limited to any agreements with Gerard and Associates ("Gerard") or Salvatore Dimiceli ("Dimiceli");

         (h) all of Seller's right, title and interest in and to the name "Arnold Circuits, Inc.";

         (i) all rights under any trademark, service mark, trade name ox copyright, whether registered or unregistered, and any applications therefor;

         (j) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Arnold Circuits Business or under development;

         (k) all rights in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

         (l) all assets and properties reflected on the Closing Balance Sheet as defined in Section 1.8; and

         (m) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

         1.3 EXCLUDED ASSETS. Notwithstanding the foregoing, the Assets shall not include any of the following:

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         (a) the corporate seal, certificate of incorporation, minute books, shock books, tax returns, books of account or other records having to do with corporate organization of Seller or Arnold Circuits;

         (b) the rights which accrue or will accrue to Seller under this Agreement;

         (c) the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds;

         (d) the note receivable from Omega Lamina Partnership in the amount of $569,000; or

         (e) any cash in the following bank accounts: BNZ, Inc. (Account No. 349-042568); Bertrand Zoolalian, Inc. (No. 349-042576); Omega Lamina (No. 349-042584).

         1.4 AGREEMENT TO PURCHASE. At the Closing hereunder, Purchaser shall purchase the Assets from Seller in exchange for the purchase price payable under
Section 1.5 and the Liabilities and obligations of Seller only to the extent and as provided in Section 1.6 of this Agreement. Except as specifically provided in
Section 1.6 hereof, Purchaser shall not assume or be responsible for any liabilities or obligations of the Arnold Circuits Business or Seller.

         1.5 THE PURCHASE PRICE. As consideration for the Assets Purchaser will:

         (a) pay to Seller on the Closing Date $1,200,000 by delivery of a certified or bank cashier's check or by wire transfer (the "Closing Payment");

         (b) pay to Seller $200,000 on the terms set forth in the Promissory Note of Purchaser attached hereto as EXHIBIT A;

         (c) deliver to Seller 440,000 shares of common stock of XCEL Corporation (the "XCEL Shares");

         (d) issue to Seller 1,000 shares of Class A redeemable preferred stock of Purchaser ("XCEL Arnold"), having substantially the terms set forth in the Purchaser's Certificate of Amendment to Certificate of incorporation attached hereto as EXHIBIT B (the "Class A Shares"); and

         (e) issue m Seller 1,000 shares of Class B redeemable preferred stock of Purchaser, having substantially the terms set forth in the Purchase's Certificate of Amendment to Certificate of Incorporation attached hereto as EXHIBIT B (the "Class B Shares").

         1.6 ASSUMPTION OF LIABILITIES. At the Closing hereunder Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller:

         (a) all liabilities and obligations of Seller in respect of the Arnold Circuits Business existing as of July 31, 1995 (the "Interim Balance Sheet Date"), but only if and to the extent that the same are accrued or reserved for on the Interim Balance Sheet (as defined in Section 3.4) and remain unpaid and undischarged on the Closing Date;

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

         (b) all liabilities and obligations of Seller arising in the regular and ordinary course of the Arnold Circuits Business between the Interim Balance Sheet Date and the Closing Date; and

         (c) all liabilities and obligations of Seller in respect of the Contracts (as defined in Section 3.15) being assumed by Purchaser including, but net limited to obligations to provide normal customer service and warranty obligations to existing accounts, except that Purchaser shall not assume or agree to pay, discharge or perform any:

                  (i) liabilities or obligations of the aforesaid character existing as of the Interim Balance Sheet Date, and which under generally accepted accounting principles should have been accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the Interim Balance Sheet with the exception of normal customer service and warranty obligations which would not be reflected on the Interim Balance Sheet under generally accepted accounting principles; or

                  (ii) liabilities or obligations arising out of any breach by Seller of any provision of any Contract including but not limited to liabilities or obligations arising out of Seller's failure to perform any Contract relating to the Arnold Circuits Business in accordance with its terms prior to the Closing, but excluding however any liability arising out of the assignment to Purchaser of such Contracts in violation of the terms thereof.

                  In no evens, however, shall Purchaser assume or incur any liability or obligation under this Section 1.6 or otherwise in. respect of any of the following:

                  (t) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller or Arnold Circuits, or alleged to have been made by Seller or Arnold Circuits, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller or Arnold Circuits on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

                  (u) any federal, state or local income or other tax (i) payable with respect to the Arnold Circuits Business. assets, properties or operations of Seller or Arnold Circuits or any affiliated entity for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller or any member of any affiliated group of which Seller is a member of this Agreement and the transactions contemplated hereby;

                  (v) any liability or obligation under or in connection with the Excluded Assets;

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

                  (w) any liability or obligation arising prior to or as a result of the Closing to any employees, agents, independent contractors or sales representatives of Seller, whether or not employed by Purchaser after the Closing except for the arrangements with Shareholder set forth in Section 10.3 hereof;

                  (x) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts;

                  (y) any liability or obligation of Seller or Arnold Circuits to pay a brokerage or finder's fee or commission to Jack Sickel and Associates or any other entity or person in connection with the consummation of the transactions contemplated hereby; or

                  (z) any liability of Shareholder or Seller set forth on
         SCHEDULE 1.6 hereto.

         1.7 ALLOCATION OF PURCHASE PRICE. Purchaser and Seller shall negotiate in good faith prior to the Closing Date and determine the allocation of the consideration paid by Purchaser for the Assets. Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that no party will take a position on any income, transfer or gains tax return, before any governmental or regulatory authority charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

         1.8 ACCOUNTS RECEIVABLE. (a) Seller and Purchaser acknowledge and agree that the consideration to be paid by Purchaser hereunder has been established in part by reference to the accounts receivable assigned by Seller to Purchaser at Closing as part of the Assets (the "Purchased Receivables").

                  (b) During the period which commences on the Closing Date and ends 90 days thereafter (the "Collection Period"), Purchaser shall collect and receive payment in the ordinary course of business with respect to the Purchased Receivables (but shall not be obligated to retain any collection agency or commence any litigation or other legal proceeding to collect or enforce any Purchase Receivables). "Cash Received" is hereby defined as the sum of the amount of cash actually received by Purchaser from Purchased Receivables prior to the end of the Collection Period. Within 10 days following the end of the Collection Period, Purchaser shall (i) deliver to Seller a list stating which Purchased Receivables were collected within the Collection Period and which were not and (ii) tender to Seller all Purchased Receivables not collected within the Collection Period.

                  (c) To the extent that Cash Received is less than the amount of the Purchased Receivables on the Interim Balance Sheet, less the amount historically reserved for collection losses (the "Discounted Receivable Amount"), then the difference between the Cash Received and the Discounted Receivable Amount shall be offset against any Postclosing Consideration owed by Purchaser to Seller.

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

         1.9 NOTE RECEIVABLE FROM OMEGA LAMINA. The Assets include a note from the Omega Lamina Partnership in the original principal amount of $491,869 which has outstanding as of the Interim Balance Sheet Date the amount of $416,434 (the "Omega Lamina Note"). Seller and Purchaser agree that Omega Lamina shall provide consulting services to Purchaser pursuant to a Consulting Agreement attached hereto as EXHIBIT K. Pursuant to the terms of such Consulting Agreement, Omega Lamina shall be compensated for its services by reducing the principal and interest otherwise due and payable under the Omega Lamina Note as follows: the Omega Lamina Note shall be reduced on the first and second anniversaries of the Closing by an amount determined by Omega Lamina of up to $100,000 on each of such anniversaries with the balance of the Omega Lamina Note to be reduced in equal portions on the third, fourth and fifth anniversaries of the Closing. Notwithstanding the foregoing, Omega Lamina may waive the reduction of the Omega Lamina Note on the first and second anniversaries of the Closing in which case the Omega Lamina Note shall be reduced in equal portions on each of the third, fourth and fifth anniversaries of the Closing. Seller and Purchaser further specifically acknowledge and agree that notwithstanding the term of the Omega Lamina Note, no cash payment for any amount otherwise due and payable under the Omega Lamina Note shall be made by Omega Lamina.

2. CLOSING

         2.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the sale and purchase of the Assets shall take place at a time mutually agreed to by the parties hereto on August 18, 1995 at such place and in such manner as may be mutually agreed upon by Purchaser and Seller. The date of the Closing is referred to herein as the "Closing Date."

         2.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing: (a) Seller shall deliver to Purchaser:

                  (i) a bill of sale and assignment and assumption agreement in the form of EXHIBIT C;

                  (ii) a secretary's certificate of Seller in the form of EXHIBIT D;

                  (iii) the independent sales representative and sales agency agreement between Purchaser and Gerard and/or Dimiceli in the form of EXHIBIT E;

                  (iv) assignment agreements for all leased real property and equipment utilized in the Arnold Circuits Business, including equipment leases with GE Capital and USL Capital; and

                  (v) such other documents or instruments as Purchaser may reasonably require.

         (b) Purchaser shall deliver to Seller:

                  (i) the Closing Payment;

                  (ii) the Promissory Note;

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

                  (iii) the XCEL Shares;

                  (iv) the Class A Shares;

                  (v) the Class B Shares;

                  (vi) a secretary's certificate of Purchaser in the form of EXHIBIT F; (vii) the security agreement between Purchaser and Shareholder in the form of EXHIBIT G;

                  (viii) the registration rights agreement between Purchaser and Shareholder in the form of EXHIBIT H;

                  (ix) the investment representation letter in the form of
         EXHIBIT I; and

                  (x) an opinion of Mason, Briody, Gallagher & Taylor in the form of EXHIBIT J;

                  (xi) the Omega Lamina Consulting Agreement in the form of EXHIBIT K; and

                  (xii) such other documents or instruments as Seller may reasonably require.

         2.3 DELIVERY OF POSSESSION. At the Closing, Seller shall make available to Purchaser all of the purchase orders, including, but not limited to, all purchase orders from Motorola, all of the contracts. licenses. customer lists and all other documents, books, records, papers, files and data belonging to the Seller that are part of the Assets or relate to the Arnold Circuits Business; and, simultaneously with such delivery, all such steps shall be taken as may be required to put Purchaser in actual possession and operating control of the Assets. Seller shall execute and deliver such further documents and instruments as Purchaser may request in order to cause full possession and control of all of the Assets and of all other things and matters pertaining to the operation of the Arnold Circuits Business to be transferred. and. delivered to Purchaser.

         2.4 THIRD PARTY CONSENTS. To the extent that Seller's rights under any agreement, contract, commitment, lease, or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consents as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

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

         2.5 FURTHER ASSURANCES. Seller from time to time after the Closing, at Purchaser's request; will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to
Section 1.6 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from tune to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         2.7 TERMINATION. If the Closing shall not have taken place on or before July 31, 1995, or such later date as shall be mutually agreed to in writing by Purchaser and Seller, all of the rights and obligations of the parties hereunder this Agreement shall terminate, without liability to any other party.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller hereby represents and warrants to Purchaser as follows:

         3.1 CORPORATE EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Arnold Circuits Business by it requires it to be so qualified. Arnold Circuits has been dissolved prior to the date hereof in accordance with the provisions of the California General Corporation Law, all of the assets of Arnold Circuits have been duly assigned to Seller prior to the date hereof and Seller has acquired good, valid and marketable title to all of the Assets pursuant to such assignment.

         3.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered by Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         3.3 VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter documents or By-Laws of, or any securities issued, by Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease,

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

plan, or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate of otherwise change the existing rights or obligations of Seller thereunder. Except as set forth on the DISCLOSURE SCHEDULE, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by .Seller.

         3.4 FINANCIAL STATEMENTS. Seller has delivered to Purchaser true and complete copies of (a) the balance sheets of the Arnold Circuits Business at September 30, 1994, 1993 and 1992 and the related statements of income, cash flow and changes in shareholders equity for the fiscal years then ended, certified by Seller's Auditors; and (b) unaudited balance sheets of Seller at July 31, 1995, and related statements of income and cash flow for the period then ended, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Such balance sheets, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Arnold Circuits Business at the dates indicated and such statements of income, cash flow and changes in shareholders equity fairly present the results of operations, cash flow and changes in shareholders equity for the periods indicated. The unaudited financial statements as at and for the period ending July 31, 1995 contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position for the period then ended. The Interim Balance Sheet specifically identifies the assets and liabilities which, if the Closing had been held on the Interim Balance Sheet Date, would have been transferred to or assumed by Purchaser in accordance herewith. References in this Agreement to the "Interim Balance Sheet" shall mean the balance sheet of the Arnold Circuits Business as of July 31, 1995 referred to above; and references in this Agreement to the "Interim Balance Sheet Date" shall be deemed to refer to July 31, 1995.

         3.5 ACCOUNTS RECEIVABLE. The accounts receivable set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the amount specifically reserved therefor in the allowance for collection losses on the Interim Balance Sheet. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with generally accepted accounting principles consistent with past practice.

         3.6 INVENTORY. All inventory of Seller including without limitation raw materials, work-in-process and finished goods, reflected on the Interim Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Arnold Circuits Business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Arnold Circuits Business; is valued at reasonable amounts based on the ordinary course of business of Seller during the past six months; and is not subject to any write-down or write-off.

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

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations with respect to the Arnold Circuits Business except:

         (a) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged;

         (b) liabilities arising in the ordinary course of business consistent with past practice under any Contract (as defined in Section 3.15); and

         (c) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Interim Balance Sheet Date.

         For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, including, but not limited to, any claim, loss, damage, deficiency, cost, expense, obligation or responsibility relating to any environmental matter.

         3.8 BOOKS OF ACCOUNT. The books, records and accounts of Seller maintained with respect-to the Arnold Circuits Business accurately and fairly reflect, in reasonable detail. the transactions and the assets and liabilities of Seller with respect to the Arnold Circuits Business. Seller has not engaged in any transaction with respect to the Arnold Circuits Business, maintained any bank account for the Arnold Circuits Business or used. any of the funds of Seller in the conduct of the Arnold Circuits Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Arnold Circuits Business.

         3.9 EXISTING CONDITION. Since the Interim Balance Sheet Date, with respect to the Arnold Circuits Business, Seller has not:

         (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

         (b) sold, encumbered, assigned or transferred any assets or properties except for the sale of inventory in the ordinary course of business consistent with past practice;

         (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or Subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens (hereinafter defined in Section 3.10);

         (d) made or suffered. any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a parry or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not at the ordinary course of business;

         (e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

         (f) sufferer any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, operations, assets, properties or prospects or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

         (g) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

         (h) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

         (i) other than two drilling machines currently on order, made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets;

         (j) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

         (k) changed any of the accounting principles followed by it or the methods of applying such principles; or

         (l) other than merger of Arnold Circuits into Seller, entered into any transaction other than in the ordinary course of business consistent with past practice.

         3.10 TITLE TO PROPERTIES. Seller has good, valid and marketable title to all of the Assets, including without limitation all properties and assets reflected in the Mentor Report and the Interim Balance Sheet (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice) free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and ether encumbrances and defects of title of any nature whatsoever, except for (i) liens for current real or personal property taxes not yet due and payable, in (ii) worker's, carrier's and materialman's liens, and (iii) liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect ("Permitted Liens").

         3.11 CONDITION OF TANGIBLE ASSETS. All tangible property and assets included in the Assets are as described in the Mentor Report and are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and Authorizations relating to their construction, use and operation. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or necessary to the operation of the Arnold Circuits Business, except for leased items and for items of immaterial value.

         3.12 COMPLIANCE WITH LAW; AUTHORIZATIONS. With respect to the Arnold Circuits Business, Seller and Arnold Circuits has complied with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation ("Regulations"), whether federal, state, local or foreign, including, but not limited to; any rule or regulation of the South Coast Air Quality Management District ("South Coast AQMD"). Seller owns, holds, possesses or lawfully uses in the operation of the Arnold Circuits Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct the Arnold Circuits Business as now or previously conducted or for the ownership and use of the Assets, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terns or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby. No director, officer, employee or former employee of Seller or any affiliates of Seller, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller owns, possesses or uses in the operation of the Arnold Circuits Business as now or previously conducted.

         3.13 LITIGATION. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, including, but not limited to the South Coast AQMD, is pending or, to the best knowledge of Seller, threatened against Seller which relates to the Arnold Circuits Business, the Assets or the transactions contemplated by this Agreement other than a claim of noise abatement by a neighbor of Seller which matter has been resolved as of the date of this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect the Arnold Circuits Business, the Assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official; body or authority, including, but not limited to the South Coast AQMD, which may adversely affect Seller, the Assets or the transactions contemplated hereby.

         3.14 INSURANCE. The assets, properties and operations of the Arnold Circuits Business are insured under various policies of general liability and other forms of insurance. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and their is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the Arnold Circuits Business and all premiums to date have been paid in full. Neither Seller nor Arnold Circuits has been refused any insurance with respect to the Arnold Circuits Business, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years.

         3.15 CONTRACTS AND COMMITMENTS. There have been delivered or made available to Purchaser complete copies or descriptions of all written or oral contracts, agreements, purchase orders, leases, mortgages and commitments relating to the Arnold Circuits Business to which Seller is a party or may be bound (the "Contracts").

         The DISCLOSURE SCHEDULE contains an accurate list as of the date hereof of the following Contracts:

         (a) all agreements, contracts or commitments with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Arnold Circuits Business;

         (b) all distribution, dealer, sales representative or sales agency agreements, contracts or commitments relating to the Arnold Circuits Business;

         (c) all leases under which Seller is either lessor or lessee relating to the Assets or any property at which the Assets are located;

         (d) all notes, debentures, bonds, equipment trust agreements, letter of credit agreements, loan agreements or other contracts or commitments for the borrowing or lending of money relating to the Arnold Circuits Business or agreements or arrangements for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Arnold Circuits Business;

         (e) all commitments or agreements for any capital expenditure or leasehold improvement in excess of $10,000 relating to the Arnold Circuits Business;

         (f) all material agreements, contracts or commitments relating to the Arnold Circuits Business not made in the ordinary course of business.

         Each of the Contracts under which Purchaser is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms;, Seller is, and to Seller's knowledge all other parties thereto are, in compliance with the provisions thereof; Seller is not, and to Seller's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time. or both, would constitute a default thereunder. Furthermore, no such Contract in the reasonable opinion of Seller, contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply. Except as set forth in the Disclosure Schedule, no written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

         3.16 SALES REPRESENTATIVE, AGENCY AND CUSTOMER ARRANGEMENTS. Seller is in good standing with its sales representative and agent Gerard and Dimiceli, and Gerard and Dimiceli are in good standing with Motorola, a material customer of the Arnold Circuits Business. There is no fact, development or threatened development with respect to Gerard, Dimiceli or Motorola which are known to Seller regarding this agency or sales arrangement. Seller has not received notice of and does not have knowledge of any disruption or termination of its relationship with Gerard or Dimiceli, or Gerard or Dimiceli's relationship with Motorola. The sales representative and agency agreement between Seller and Gerard and\or Dimiceli is valid and enforceable in accordance with its terms; Seller and, to Seller's knowledge, Gerard and Dimiceli, are in compliance with the provisions thereof; Seller is not, and to Seller's knowledge Gerard and Dimiceli are not, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Seller acknowledges that its relationship with Gerard and Dimiceli is material to the business and that at least 90% of the revenues of the Arnold Circuits Business are attributable to Motorola, a material customer of the Arnold Circuits Business. Seller further acknowledges that the loss of Motorola would materially adversely affect the viability of the Arnold Circuits Business.

         3.17 LABOR MATTERS. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller.

         3.18 EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

         (a) There have been delivered or made available to Purchaser copies of all employee benefit plans. sponsored or maintained by Seller with respect to employees of the Arnold Circuits Business (the "Employee Benefit Plans").

         (b) No Employee Benefit Plan is subject to ERISA and no pension plan is or has been sponsored or maintained by Seller for the benefit of its employees.

         (c) With respect to any Employee Benefit Plans, Seller has made or accrued as a liability on the financial statements of the Arnold Circuits Business and other books and records all required contributions and has delivered to Purchaser copies of (i) all current documents governing such plans, and all amendments thereto, (ii) all reports filed by Arnold Circuits relating to its last three full fiscal years with respect to such plans with the United States Department of Labor. the Internal Revenue Service ("IRS"), the Pension Benefit Guaranty Corporation and any other federal or state regulatory agency,
         (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of such plans during the last three full fiscal years of Arnold Circuits, (iv) all actuarial, accounting and financial reports prepared with respect to any of such plans during the last three full fiscal years of Arnold Circuits, and (v) all currently effective IRS ruling or determination letters on any of such plans.

         3.19 AFFILIATED TRANSACTIONS. Except for the relationship with Omega Lamina and CCMP, no shareholder or director or officer of Seller or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity that is or was during the last three years a party to. or in any property that is or was during the last three years the subject of, contracts, business arrangements or relationships of any kind with Arnold Circuits. All transactions between Seller and Omega Lamina have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of Seller and Arnold Circuits.

         3.20 INTELLECTUAL PROPERTY MATTERS. Seller does not utilize any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how in the Arnold Circuits Business except for the name "Arnold Circuits, Inc," (the "Intellectual Property"), which Intellectual Property is owned by Seller free and clear of any liens, claims, charges or encumbrances. Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another. Seller is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, tradename, service mark, copyright or trade secret. No present or former employee of Seller or former employee of Arnold Circuits and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, or in any trade secret, which Seller owns, possesses or uses in the operation of the Arnold Circuits Business as now or heretofore conducted. There have been delivered or made available to Purchaser all confidentiality or nondisclosure agreements to which Seller or any of Seller's employees engaged in the Arnold Circuits Business is a party which relates to the Arnold Circuits Business.

         3.21 ENVIRONMENTAL MATTERS.

         (a) Seller has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Arnold Circuits Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

         (b) Seller is in full compliance in the conduct of the Arnold Circuits Business with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         (c) Seller is not aware of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans in the conduct of the Arnold Circuits Business which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plant, order, decree, judgment, injunction, notice or demand letter issued, sentered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Seller or Arnold Circuits in connection with the conduct of the Arnold Circuits Business relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         (e) Seller agrees to cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Arnold Circuits Business.

         3.22 REAL PROPERTY. (a) The Seller does not own any real property which is used in connection with the Arnold Circuits Business.

         (b) Seller has delivered to Purchaser a true and complete copy of every lease and sublease for real property (the "Real Property") which is leased by Seller and is used in connection with the Arnold Circuits Business to which Seller is a tenant or subtenant.

         (c) Each Real Property lease of Seller (the "Leases") is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended and neither Seller nor the landlord or sublandlord under any Lease is in default under any of the Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

         (d) At Closing Seller shall assign to the Purchaser all right, title and interest of Seller in and to all Leases (and shall deliver to Purchaser original copies of all consents required for such assignments) and all security deposits made by Seller or Arnold Circuits pursuant to any of the Leases, including, but not limited to, the security deposits together with all interest earned on such deposits.

         3.23 ASSETS. The Assets include all rights and property necessary to the conduct of the Arnold Circuits Business by Purchaser in the manner it is presently conducted by Seller and no Excluded Assets constitutes property or rights material to the Arnold Circuits Business.

         3.24 CONDITIONS AFFECTING ARNOLD CIRCUITS BUSINESS. There is no fact, development or threatened development with respect to the markets, products, services, clients, representatives (including, but not limited to, Gerard and Dimiceli), customers (including, but not limited to Motorola), facilities, personnel, vendors, suppliers. operations, assets or prospects of the Arnold Circuits Business which are known to Seller which would materially adversely affect the Arnold Circuits Business considered as a whole, other than such conditions as may affect as a whole the economy generally. Seller has used its best efforts to keep available for Purchaser the services of the employees, agents and sales representatives (including, but not limited to, Gerard and Dimiceli), customers (including, but not limited to Motorola) and suppliers of Seller active in the conduct of the Arnold Circuits Business. Seller does not have any reason to believe that any loss of any employee, agent or sales representative (including, but not limited to, Gerald and Dimiceli), customer (including, but not limited to, Motorola), distributor or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

         3.25 COMPLETENESS OF DISCLOSURE. No representation or warranty by Seller in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

         4.1 CORPORATE EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         4.2 CORPORATE POWER AND AUTHORIZATION. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been, and the other agreements, documents and instruments required to be delivered by Purchaser in accordance with the provisions hereof (the "Purchaser's Documents") will be, duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and this Agreement constitutes, and the Purchaser's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

         4.3 VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or, except for Foothill Capital Corp., require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter documents or By-Laws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

         4.4 CAPITALIZATION. (a) The authorized capital of Purchaser consists, or will consist at or prior to the Closing of:

                  (i) PREFERRED STOCK. 2,000 shares of Preferred Stock, without par value (the "Preferred Stock"), of which 1,000 shares have been designated Series A Redeemable Preferred Stock and 1,000 shares have been designated Series B Redeemable Preferred Stock. No shares of Preferred Stock are presently issued and outstanding, although 1,000 shares of Series A Redeemable Preferred Stock and 1,000 shares of Series B Redeemable Preferred Stock will be issued pursuant to this Agreement. The rights, privileges and preferences of the Series A Redeemable Preferred Stock and Series B Redeemable Preferred Stock will be as stated in the Amendment to the Purchaser's Certificate of Incorporation attached hereto as EXHIBIT B.

                  (ii) COMMON STOCK. 1,000 shares of Common Stock, without par value ("Common Stock"), all of which are issued and outstanding and are owned by XCEL Corporation.

         (b) Except for the transactions contemplated by this Agreement, there are no outstanding any options, warrants, rights or agreements for the purchase or acquisition from Purchaser of any shares of its capital stock.

         4.5 XCEL CORPORATION. Purchaser has delivered to Seller true and complete copies of (a) the balance sheets of XCEL Corporation ("XCEL"), at September 30, 1994 and the related statements of income, cash flow and changes in shareholders equity for the fiscal year then ended, certified by the auditors of XCEL including the number of authorized shares of all classes of capital stock, the number of shares outstanding and the number of all outstanding options, warrants or other convertible securities of XCEL: (b) unaudited balance sheets of XCEL at May 31, 1994 and the related statements of income, cash flow and changes in shareholders equity for the fiscal year then ended; (c) an updated schedule of the capitalization structure of XCEL as of the date of this Agreement including the number of authorized shares of all classes of capital stock, the number of shares outstanding and the number of all outstanding options, warrants or other convertible securities of XCEL; and (d) an executive summary regarding XCEL and certain attachments thereto.

5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

6. AGREEMENTS OF SELLER PENDING THE CLOSING. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Purchaser.

         6.1 ARNOLD CIRCUITS BUSINESS IN THE ORDINARY COURSE. The Arnold Circuits Business shall be conducted solely in the ordinary course consistent with past practice.

         6.2 EXISTING CONDITION. Seller shall not cause nor permit to occur any of the events or occurrences described in Section 3.9 hereof.

         6.3 MAINTENANCE OF PHYSICAL ASSETS. Seller shall continue to maintain and service the physical assets used in the conduct of the Arnold Circuits Business in the same manner as has been its consistent past practice.

         6.4 EMPLOYEES AND ARNOLD CIRCUITS BUSINESS RELATIONS. Seller shall use its best efforts to keep available the services of the present employees, agents and representatives of the Arnold Circuits Business and to maintain the relations and goodwill with the employees, agents, sales representatives (including, but not limited to Gerard and Dimiceli), customers (including, but not limited to Motorola), distributors, suppliers and any others having business relations with the Arnold Circuits Business.

         6.5 MAINTENANCE OF INSURANCE. Seller shall notify Purchaser of any changes in the terms of the insurance policies and binders referred to in
Section 3.14 hereto.

         6.6 COMPLIANCE WITH LAWS, ETC. Seller shall comply with all laws, ordinances, rules, regulations and orders applicable to the Arnold Circuits Business, or Seller's operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Arnold Circuits Business or the Assets.

         6.7 UPDATE DISCLOSURE SCHEDULE. Seller shall promptly disclose to Purchaser any information contained in its representations and warranties or the Schedule which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto for the purposes of Section 8 hereof, unless Purchaser shall have consented thereto in writing.

         6.8 CONDUCT OF ARNOLD CIRCUITS BUSINESS. Seller shall use its best efforts to conduct the Arnold Circuits Business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true, as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use its best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date.

         6.9 SALE OF ASSETS. Seller shall not, directly or indirectly, sell or encumber all or any part of the Assets, other than in the ordinary course of business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Arnold Circuits Business or its properties or assets to any third party other than in the ordinary course of business.

         6.10 ACCESS. Seller shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Arnold Circuits Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Arnold Circuits Business, including without limitation the Interim Balance Sheet, as Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with Seller's business operations. Furthermore, Seller shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Arnold Circuits Business and copies of any working papers relating thereto as Purchaser shall from time to time reasonably, request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Assets as Purchaser may request from time to time.

         6.11 PRESS RELEASES. Except as required by applicable law, Seller shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Purchaser, which approval shall not be unreasonably withheld.

7. AGREEMENTS OF PURCHASER PENDING THE CLOSING. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Seller:

         7.1 ACTIONS OF PURCHASER. Purchaser will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Purchaser shall cooperate with Seller and use its best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date.

         7.2 CONFIDENTIALITY. Unless and until the Closing has been consummated, Purchaser will hold, and shall cause its counsel, independent certified public accountants and appraisers to hold in confidence any confidential data or information made available to Purchaser in connection with this Agreement .with respect to the Arnold Circuits Business using the same standard of care to protect such confidential data or information as is used to protect Purchaser's confidential information. In the event the transactions contemplated by this Agreement are not consummated Purchaser shall not contact any of the customers of the Arnold Circuits Business under any circumstances, except as previously existing customers and unrelated business relationships and Purchaser shall not solicit business from any customers of the Arnold Circuits Business for products sold to them by Seller or Arnold Circuits for at least thirty-six months from the date of the termination of this Agreement.

         7.3 PRESS RELEASES. Except as required by applicable law, Purchaser will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld.

8. CONDITIONS PRECEDENT TO THE CLOSING

         8.1 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall have been true on the date hereof without regard to any DISCLOSURE SCHEDULE updates furnished by Seller after the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

         (b) COMPLIANCE WITH THIS AGREEMENT. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         (c) NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

         (d) CONSENTS AND APPROVALS. Any required consent, approval, authorization or order required in connection with the sale of the Assets shall have been obtained or made and shall be in effect on the Closing Date.

         (e) PURCHASER REVIEW. Purchaser shall have completed and be satisfied with its confidential review of the Arnold Circuits Business.

         (f) NO MATERIAL ADVERSE CHANGES. The business, operations, assets, properties or prospects of the Arnold Circuits Business shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence including, but not limited to, a material adverse change as a result of the termination of the relationship between Seller and Gerard, Dimiceli or Motorola.

         (g) FINANCING. Seller shall have received funds from Imperial Bank or another lending institution shall otherwise have sufficient funds to consummate the transactions contemplated by this Agreement.

         (h) CLOSING DOCUMENTS. Seller and Purchaser shall have executed and delivered the closing documents set forth in Section 2.2 hereof.

         (i) APPROVAL OF COUNSEL. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Purchaser, in the exercise of their reasonable judgment.

         8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement or in any certificate or document delivered by Purchaser to Seller pursuant to the provisions hereof shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

         (b) COMPLIANCE WITH THIS AGREEMENT. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         (c) NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

         (d) CLOSING DOCUMENTS. Seller and Purchaser shall have delivered the closing documents set forth in Section 2.2 hereof.

         (e) APPROVAL OF COUNSEL. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Seller in the exercise of their reasonable judgment.

9. INDEMNIFICATION

         9.1 INDEMNIFICATION OBLIGATION OF SELLER. From and after the Closing, Seller will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

         (a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

                  (i) Except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to this Agreement, any and all damages, losses, deficiencies, liabilities, costs and expenses of, or claims against, Purchaser, resulting from, relating to or arising out of the operations or assets of the Arnold Circuits Business prior to the Closing Date or the actions or omissions of Seller's or Arnold Circuits' officers, directors, shareholders, employees or agents relating to the Arnold Circuits Business prior to the Closing Date that is asserted after the Closing Date, including, without limitation, any liability relating to, and any claim which arises out of or is based upon, negligence, strict liability, or any express or implied representation, warranty, agreement or guarantee made by or on behalf of Seller or Arnold Circuits, or alleged to have been made by or on behalf of Seller or Arnold Circuits, or which is imposed or asserted to be imposed on Seller of Arnold Circuits by operation of law, in connection with any product of the Arnold Circuits Business designed, used, rented, sold, manufactured, shipped or installed by or on behalf of Seller or Arnold Circuits, or for any service relating do the Arnold Circuits Business performed by or on behalf of Seller or Arnold Circuits, in any case prior to the Closing Date and irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against Seller or Arnold Circuits;

                  (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to the Arnold Circuits Business in which the event giving rise thereto occurred prior to the Closing Date or which results from or arises out of any action or inaction prior to the Closing Date of Seller or Arnold Circuits or any director, officer, employee, agent, representative or subcontractor of Seller or Arnold Circuits, except for those which Purchaser specifically assumes pursuant to this Agreement; or

                  (iii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

         (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.1.

         9.2 INDEMNIFICATION OBLIGATION OF PURCHASER. From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party") against and in respect of:

         (a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                  (i) any and all liabilities and obligations of Seller which have been specifically assumed by Purchaser pursuant to this Agreement;

                  (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

         (b) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.2.

         9.3 METHOD OF ASSERTING CLAIMS, ETC.

         (a) In the event that any claim or demand for which a party or parties (the "Indemnifying Party") would be liable to another party or party (the "Indemnified Party") is asserted against or sought to be collected from the Indemnified Patty by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand, specifying the nature of such claim, or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have thirty days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party, (i) whether or not they dispute their liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnified Party against such claim or demand.

         In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that they desire to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

         If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be contested by the Indemnifying Party then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder.

         If, in the reasonable opinion of the Indemnified Parry, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Party, then the Indemnified Party shall have the right to participate in, but not control, the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder.

         (b) In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.

         9.4 PAYMENT. Upon the determination of the liability under Section 9.1 or 9.2 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Indemnified Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by it under this Agreement to the Indemnifying Party. Upon the payment in full of any claim, either by set off or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

         9.5 RIGHT OF SET OFF. Purchaser shall be entitled to withheld payment due Seller as Postclosing Consideration in an aggregate amount sufficient to cover the full amount of any claim (or portion thereof) as to which it has finally been determined that Purchaser is entitled to indemnification under this
Section 9; provided, however, that in the case of a good faith dispute as to whether Purchaser is entitled to such indemnification (or as to the size of such indemnification obligation), Purchaser shall not be required to make any payment to the extent that such payment would reduce the Postclosing Consideration below the Purchaser's good faith estimate of the amount of the claim (or a portion thereof) which has not been finally determined. During any period when payment is withheld by Purchaser relating to indemnification claims which have not been finally determined, interest shall accrue on any withheld payment to which the Seller is finally determined to be entitled at the rate set forth in the Promissory Note. If it is finally determined that Purchaser is entitled to indemnification, Purchaser may set off against the Postclosing Consideration, the amount of the indemnification obligation and Seller shall not be entitled to receive interest on the amounts set off.

         9.6 COMPLIANCE WITH BULK SALES LAWS. Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.

         9.7 MATTERS TO WHICH PURCHASER HAS KNOWLEDGE. The parties hereto acknowledge that Purchaser has made an investigation of the Arnold Circuits Business and the Assets and notwithstanding anything herein to the contrary, Seller shall have no obligation to indemnify Purchaser hereunder as to any matter of which Purchaser had actual knowledge prior to the Closing.

         9.8 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the pasties under this Section 9 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

         9.9 OBLIGATIONS SOLELY OF PURCHASER. The obligations and liabilities of Purchaser under this Agreement are solely obligations and liabilities of Purchaser and no affiliated person or entity shall have any obligation or liability with respect to this Agreement.

10. POST CLOSING MATTERS

         10.1 HIRING OF SELLER'S EMPLOYEES. As of the Closing Date, Purchaser shall offer employment to, and Seller shall use its best efforts to assist Purchaser in employing as new employees of Purchaser. all persons presently engaged in the Arnold Circuits Business who are identified by Purchaser prior to the Closing Date, including, but not limited to, those family relations of Shareholder who currently are employees of Seller (the "Employees"). Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Employees. Purchaser shall retain such Employees in the same manner as any other employees of Purchaser. During the Noncompete Period described below, Seller will not directly or indirectly hire or offer employment to any Employee who becomes an employee of Purchaser unless Purchaser first terminates the employment of such employee.

         10.2 EMPLOYEE BENEFITS. (a) All Employees who are employed by Purchaser on or after the Closing Date shall be new employees of Purchaser and any prior employment by Seller of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation which Purchaser may make available to its employees. All employees who are employed by Purchaser shall no longer be considered employees of Seller for any purposes.

         (b) Purchaser will assume the liability for any earned and unused vacation time for any Employees of Seller hired by Purchaser.

         10.3 EMPLOYMENT OF SHAREHOLDER. The parties hereto agree that for a period of five years after the Closing Date (the "Employment Term") Shareholder shall act as a technical and business advisor to the Chairman and Chief Executive Officer of Purchaser and to the President of Purchaser on a 2.5 day a week basis (which need not necessarily be 2.5 days of every work week). Services may be rendered in the offices of the Purchaser or such other place as is mutually agreed upon. In consideration of such services, Shareholder shall be entitled, for the Employment Term, to the medical benefits made available to Purchaser's employees under an indemnity or HMO plan, which benefits may be modified or changed by Purchaser from time-to-time provided any change in medical benefits do not require Shareholder to submit to a physical examination in order to qualify for such medical benefits. In addition, in each of the first and second years after the Closing Date (the "Payment Years"). Purchaser shall pay Shareholder an annual gross salary of $75,000, less withholding required by law, and shall provide Shareholder with all benefits provided to other employees (other than vacation pay). During the third, fourth and fifth year after the Closing Date (the "Nonpayment Years"), no cash salary shall be paid to Shareholder for such services although Purchaser may value such services at the annual rate of $75,000. In the event that Shareholder is unable to perform his duties and responsibilities hereunder by reason of illness, injury, incapacity or death during the Payment Years Purchaser shall be obligated to pay Shareholder or his heirs or assigns any unpaid salary which would otherwise be payable through the last day of the Payment Years.

         10.4 COVENANT NOT TO COMPETE. Seller and Shareholder and each of their affiliates agrees that for a period of three years after the Closing Date (the "Noncompete Period"), except as set forth in Section 10.3, neither it nor any of its affiliates will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business which is competitive with the Arnold Circuits Business whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business other than CCMP. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 10.4 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         10.5 NONSOLICITATION. The Seller and Shareholder agree that, for the Noncompete Period, neither Seller nor Shareholder will (directly or indirectly) call on or solicit, or divert or take away from Purchaser the business of, or divulge to any competitor or potential competitor of Purchaser or other entity who or which at the Closing Date was, or at any time preceding the Closing Date had been a customer of the Arnold Circuits Business or whose identity is known to either the Seller or the Shareholder at the Closing Date as one whom Purchaser intends to solicit within the succeeding year. Nothing contained in this Section 10.5 shall be deemed to limit or impair, or be limited or impaired by, the provisions of Section 10.4.

         10.6 PAYMENTS RECEIVED. Seller and Purchaser each ague that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Arnold Circuits Business and the Assets transferred to Purchaser hereunder.

         10.7 USE OF NAME. From and after the Closing Date, Seller will sign such consents and take such other action as Purchaser shall reasonably request in order to permit Purchaser to use the name "Arnold Circuits, Inc." and variants thereof. From and after the Closing Date, Seller will not itself use the name "Arnold Circuits, Inc." or any names similar thereto or variants thereof.

11. MISCELLANEOUS

         11.1 AFFILIATE OF PURCHASER. The parties hereby agree that pending the Closing, Harry James, an affiliate of Purchaser, shall be employed by Seller in the Arnold Circuits Business at a mutually agreed upon salary.

         11.2 BROKERS' AND FINDERS' FEES. Seller, on the one hand, and Purchaser, on the other hand, each to the other represent and warrant that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby other than Jack Sickel and Associates who shall be paid by Seller, and Seller shall indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with Jack Sickel and Associates or any other entity or person acting as a broker or finder.

         11.3 EXPENSES. Each party hereto shall pay its owe expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. The parties hereto acknowledge that Seller has agreed to pay a portion of the Purchase Price payable under Section 1.5 hereof to Gerard and/or Dimiceli and the parties hereto agree that any payment due under such agreement is solely the responsibility and liability of Seller and Purchaser shall have no liability whatsoever with respect to such payment and Seller shall indemnify and hold harmless Purchaser against any and all liabilities and expenses which may be asserted against or incurred by it as a result of Seller's arrangements or agreements with Gerard or Dimiceli.

         11.4 CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         11.5 ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

         11.6 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         11.7 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, as follows:

                  If to Purchaser, to:

                  XCEL Arnold Circuits, Inc.
                  c/o XCEL Corporation
                  4290 East Brickell Street
                  Ontario, California 91761-1511
                  Attention: Carmine T. Oliva

                  With a required copy to:

                  Mason, Briody, Gallagher & Taylor
                  104 Carnegie Center, Suite 201
                  Princeton, NJ 08540
                  Attention: Thomas P. Gallagher


                  If to Seller or Shareholder to:

                  BNZ Incorporated
                  P.O. Box 1085
                  La Habra, California 90631
                  Attention: Robert Bertrand

                  With a required copy to:

                  Mantalica and Treadwell
                  835 Wilshire Boulevard, Suite 300
                  Los Angeles, CA 90017
                  Attention; Mark Treadwell

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

         11.8 CALIFORNIA LAW TO GOVERN. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HEREBY AGREE THAT ANY PROCEEDING WITH RESPECT TO ENFORCEMENT OF THIS AGREEMENT SHALL BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN ORANGE COUNTY, CALIFORNIA.

         11.9 NO BENEFIT TO OTHERS. The representations, warranties covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Section 9 hereof, the indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         11.10 HEADINGS AND "PERSON." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         11.11 SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         11.12 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

                                       BNZ INCORPORATED


                                       By:      /S/ ROBERT BERTRAND
                                          --------------------------------------
                                            Robert Bertrand
                                            President


                                       SHAREHOLDER


                                            /S/ ROBERT BERTRAND
                                       -----------------------------------------
                                       Robert Bertrand


                                       XCEL Arnold Circuits, Inc.


                                       By:      /S/ CARMINE T. OLIVA
                                          --------------------------------------
                                          Carmine T. Oliva
                                          Chairman and Chief Executive Officer